Exhibit 99.1

John D. Milton, Jr.             904/355-1781, Ext. 258
Executive Vice President, Treasurer & CFO



FLORIDA ROCK INDUSTRIES, INC. ANNOUNCES RECORD THIRD QUARTER
RESULTS

JACKSONVILLE, FLORIDA: JULY 22, 2003 - FLORIDA ROCK INDUSTRIES, INC. (NYSE-FRK) today announced record net income of $22,971,000 or $.79 per diluted share for the third quarter of fiscal year 2003 ended June 30th. This was an increase of 18.7% over the net income of $19,355,000 for the third quarter of fiscal year 2002.

Consolidated total sales for the quarter increased 4.4% to $198,113,000 from $189,803,000 in fiscal year 2002 as all three segments experienced revenue increases.

Total operating profit in this year's third quarter increased by 13.8% to $34,117,000 from $29,982,000 last year.
At the segment level, the Company's cement segment showed the largest percentage increase in operating profit over last year's third quarter at 29%, going from $3,662,000 last year to $4,723,000 in the 2003 third quarter on record cement volume of 199,000 tons. Both quarters also included a semiannual scheduled maintenance shut down. The aggregates segment also showed significant improvement in operating profit with a 21.3% increase from $17,053,000 last year to $20,682,000 in this year's third quarter on slightly less volume. Concrete products also improved from $12,162,000 last year to $13,959,000 operating profit in this year, a 14.8% increase. Ready mix yards were down 2.3% but block and building material volumes improved substantially. The operating profit in all three segments benefited in this year's third quarter from a reduction in health insurance loss allocations of approximately $1,400,000 that previously had been reported under corporate overhead.

Depreciation and amortization expense for the quarter was down from last year's third quarter due to an increased quantity of assets reaching fully depreciated status.

Selling, general and administrative expenses for the third quarter increased to $20,773,000 from $18,335,000 in fiscal year 2002 largely as a result of higher profit-sharing expenses. SG&A as a percentage of sales rose to 10.5% from 9.7% in fiscal year 2002, down from the higher 11.7% in this year's second quarter. Net interest expense for the third quarter was a positive $117,000 versus a negative $554,000 in fiscal year 2002 reflecting the Company's significantly lower outstanding debt.

For the nine months ended June 30, 2003, consolidated total sales decreased 2.4% to $525,974,000 from $539,093,000 in fiscal year
2002. For the same period, gross profit increased 2.0% to $132,586,000 from $129,998,000 in fiscal year 2002. Gross profit margin increased to 25.2% from 24.1%, despite higher year over year fuel expenses. Net income for the nine months was $52,000,000 versus $47,917,000 in fiscal year 2002 because of slight margin improvements, lower interest expense, and higher property sales.

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The Company's anticipated sale of $2.25 million
of real estate to U.S. Homes has been deferred to the fourth quarter.

Commenting on the quarter's record results, President and CEO, John Baker, stated that "we are most appreciative of the continuing improvements being made in our business through the ingenuity and dedication of our people. They have helped us to achieve these record results in what has certainly been a challenging period in our economy."

OUTLOOK. Home building is still helping to compensate for stagnant commercial construction. Strong road building in Florida continues to offset the weaker state spending in Virginia and Maryland.

The Company also will host a conference call at 10:00 a.m. E.D.T. on Wednesday, July 23, 2003. Analysts, stockholders and other interested parties may access the teleconference live by calling 1-888-682-4386 (security code FLORIDA ROCK), or via the Internet through the Conference America, Inc. website at http://www.yourcall.com/real/players/frk072303.smil or via the Company's website at www.flarock.com. If using the Company's website, click on Investor Relations - Florida Rock Industries, Inc. Conference Stream. There will be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Florida Rock Industries, Inc. is one of the nation's leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory and weather conditions, pricing, government spending levels on transportation projects, interest rate changes, energy and transportation costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.


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                FLORIDA ROCK INDUSTRIES, INC.
         Summary of Consolidated Sales and Earnings
       (Amounts in thousands except per share amounts)

         FOR THE THREE AND NINE MONTHS ENDED JUNE 30

                               THREE MONTHS ENDED  NINE MONTHS ENDED

                               2003      2002      2003       2002
                               _____     _____     _____      _____

Net Sales                    $193,049    $185,717  $514,157   $526,866
Freight Revenues
                                5,064       4,086    11,817     12,227
                             ________    _________ ________   ________

     Total Sales             $198,113    $189,803  $525,974   $539,093

Gross Profit                 $ 54,929    $ 48,317  $132,586   $129,998
Income before taxes          $ 35,450    $ 29,869  $ 79,733   $ 73,946
Net Income                   $ 22,971    $ 19,355  $ 52,000   $ 47,917

Earnings per common share:
Basic                           $ .80        $.68<F1>$ 1.82     $ 1.69
Diluted                         $ .79        $.67>F1>$ 1.79     $ 1.66

Weighted average shares outstanding:
Basic	                       28,642       28,492<F1>28,610    28,363
Diluted                        29,114       29,007<F1>29,057    28,939

</F1> The earnings per common share numbers for the third quarter of 2002 have been corrected here to remove a mathematical error in the computation of the number of shares outstanding for the third quarter only. Both the basic and diluted numbers for shares outstanding for third quarter 2002 were overstated by 316,000 due to a utilization of only ninety days for the quarter rather than ninety-one. The error caused earnings per share, both basic and diluted, to be understated by $.007 per share. With rounding both basic and diluted EPS numbers increased $.01 per share. The nine months numbers were correct as originally reported. Likewise the weighted average shares outstanding and earnings per common share for the year
2002 were correctly reported in the Company's 10-K for fiscal 2002.



                 FLORIDA ROCK INDUSTRIES, INC.
                     Balance Sheet Data
                   (Amounts in thousands)


                                 JUNE 30, 2003   SEPTEMBER 30, 2003
Cash and cash equivalents         $  39,958           $    3,845
Accounts receivable, net             91,078               82,919
Inventories                          32,705               31,571
Other current assets                 10,403                8,252
Property, plant and                 479,589              490,734
  equipment, net
Other non-current assets            119,496              116,028
                                   _________          __________
  TOTAL ASSETS                     $773,229             $733,349

Current liabilities                $ 79,549             $ 87,181
Long-term   debt   (excluding        44,013               43,695
  current maturities)
Deferred income taxes                62,287               62,430
Other non-current liabilities        30,931               29,396
Shareholders equity                 556,449              510,647
                                   _________           __________
    TOTAL LIABILITIES AND
    SHAREHOLDERS EQUITY            $773,229             $733,349


              FLORIDA ROCK INDUSTRIES, INC.
                   Business Segments
                (Amounts in thousands)

The Company has identified its business segments as Aggregates, Concrete Products, Cement and Calcium Products. All of the company's operations are located in the Southeastern and Mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:


                              THREE MONTHS ENDED  NINE MONTHS ENDED
                                   JUNE 30             JUNE 30

                                  2003     2002      2003     2002
                                  ____     ____      ____     ____

Net Sales, excluding freight
   Aggregates                 $ 69,593  $ 66,846  $179,353 $182,614
   Concrete products           130,833   125,870   354,549  365,199
   Cement and calcium           15,221    14,320    44,472   38,581
   Inter-segment sales        (22,598)  (21,319)  (64,217) (59,528)
                              ________  ________  ________ ________

Total Net Sales, excluding    $193,049  $185,717  $514,157 $526,866
freight                       ________  ________  ________ ________
                              ________  ________  ________ ________

Operating Profit
   Aggregates                 $ 20,682  $ 17,053  $ 46,736 $ 39,609
   Concrete products            13,959    12,162    25,537   34,641
   Cement and calcium            4,723     3,662    14,048    8,465
   Corporate overhead          (5,247)   (2,895)   (8,670)  (7,620)
                              ________   _______  ________ ________

Total Operating profit        $ 34,117  $ 29,982  $ 77,651 $ 75,095
                              ________  ________  ________ ________
                              ________  ________  ________ ________


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